ESCROW AGREEMENT
INVESTOR AND PUBLIC RELATIONS

THIS ESCROW AGREEMENT (this “Agreement”) is made as of October 3, 2007, by and among Victory Divide Mining Company, a Nevada corporation (the “Company”), Vision Opportunity Master Fund, Ltd., a Cayman Islands company, as representative of the Purchasers (“Vision”) and Loeb & Loeb LLP (the “Escrow Agent”).

ARTICLE I

ESTABLISHMENT OF THE ESCROW AGENCY AND ESCROW ACCOUNT

1.1. The parties hereby appoint the Escrow Agent, and the Escrow Agent hereby accepts, the escrow agency established under this Agreement.

1.2. The Escrow Agent hereby establishes a separate account to be maintained as an escrow account (the “Escrow Account”) pursuant to and under this Agreement.

1.3. On the date hereof, the Escrow Agent shall cause $500,000 (the “Escrow Funds”) to be transferred to the Escrow Account, pursuant to the terms of that certain Escrow Agreement, dated as of even date herewith, by and among the Company, Winner State International Limited, Vision, the Escrow Agent and each of the investors set forth on Exhibit A attached thereto.

ARTICLE II

INVESTMENT OF ESCROW FUNDS

The Escrow Agent shall invest the Escrow Funds in a non-interest bearing bank account with a U.S. commercial bank or such other bank or other financial institution as it normally holds such funds.

ARTICLE III

DISBURSEMENTS FROM ESCROW FUNDS

Upon the receipt by the Company of a bill or statement for fees or expenses in connection with investor or public relations and the receipt by the Escrow Agent of the release notice in the form attached hereto as Exhibit A (the “Release Notice”) executed by the Company and Vision, the Escrow Agent shall disburse the Escrow Funds in the amount provided in, and in accordance with, such Release Notice.

ARTICLE IV

TERMINATION OF ESCROW AGREEMENT

This Escrow Agreement shall terminate upon disbursement of all Escrow Funds in accordance with Article III, provided, that, the rights of the Escrow Agent and the obligations of the Company under Article V shall survive the termination hereof. Notwithstanding the foregoing, in the event that the Escrow Agent does not receive any instructions with respect to the disbursement of the Escrow Funds by a date that is 90 days from the date of this Agreement, this Agreement shall terminate as of such date and the Escrow Funds shall be transferred directly to the Company.

ARTICLE V

MISCELLANEOUS

5.1. The Company shall pay the Escrow Agent a one-time fee of $_________ for all services rendered by the Escrow Agent hereunder.

5.2. For purposes of U.S. federal and other taxes based on income, the Company shall be treated as the owner of the Escrow Funds and shall report all income, if any, that is earned on, or derived from, the Escrow Funds as its income, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto. The Escrow Agent shall for each appropriate year, prepare tax reports on Form 1099 as to the Company’s income and deliver the same to the Company promptly after the calendar year involved.

5.3. No waiver or any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

5.4. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 5.4), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

5.5. :
If to the Company:	Victory Divide Mining Company
___________________________
___________________________
___________________________
Attention:
Tel. No.:
Fax No.:

with copies to:	Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, NY 10022
Attention: Darren Ofsink
Tel. No.: (212) 371-8008 ext. 127
Fax No.: (212) 688-7273

If to Vision to:	Vision Opportunity Master Fund, Ltd.
20 W. 55th Street, 5th Floor
New York, NY 10019
Attention: Yi Fing Liu
Tel. No.: (212) 849-8238
Fax No.: (212) 867-1416

If to the Escrow Agent:	Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell S. Nussbaum
Tel. No.: 212-407-4000
Fax No.: 212-407-4990

Any party hereto may from time to time change its address for notices by giving at least ten (10) days written notice of such changed address to the other party hereto.

5.6. This Escrow Agreement shall be binding upon and shall inure to the benefit of the permitted successors and permitted assigns of the parties hereto.

5.7. This Escrow Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Escrow Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the parties to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

5.8. Whenever required by the context of this Escrow Agreement, the singular shall include the plural and masculine shall include the feminine. This Escrow Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to Articles or Sections are to this Escrow Agreement.

5.9. The parties hereto expressly agree that this Escrow Agreement shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Any action to enforce, arising out of, or relating in any way to, any provisions of this Escrow Agreement shall only be brought in a state or Federal court sitting in New York City, Borough of Manhattan.

5.10. The Escrow Agent’s duties hereunder may be altered, amended, modified or revoked only by a writing signed by each of the parties hereto.

5.11. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be personally liable for any act the Escrow Agent may do or omit to do hereunder as the Escrow Agent while acting in good faith and in the absence of gross negligence, fraud or willful misconduct, and any act done or omitted by the Escrow Agent pursuant to the advice of the Escrow Agent’s attorneys-at-law shall be conclusive evidence of such good faith, in the absence of gross negligence, fraud or willful misconduct.

5.12. The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

5.13. The Escrow Agent shall not be liable in any respect on account of the identity, authorization or rights of the parties executing or delivering or purporting to execute or deliver any documents or papers deposited or called for thereunder in the absence of gross negligence, fraud or willful misconduct.

5.14. The Escrow Agent’s responsibilities as escrow agent hereunder shall terminate if the Escrow Agent shall resign by giving written notice to the Company and Vision. In the event of any such resignation, Vision and the Company shall appoint a successor Escrow Agent and the Escrow Agent shall deliver to such successor Escrow Agent any Escrow Funds and other documents held by the Escrow Agent.

5.15. If the Escrow Agent reasonably requires other or further instruments in connection with this Escrow Agreement or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

5.16. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the documents or the Escrow Funds held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed in the Escrow Agent’s sole discretion (i) to retain in the Escrow Agent’s possession without liability to anyone all or any part of said documents or the Escrow Funds until such disputes shall have been settled either by mutual written agreement of the parties concerned by a final order, decree or judgment or a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings or (ii) to deliver the Escrow Funds and any other property and documents held by the Escrow Agent hereunder to a state or Federal court having competent subject matter jurisdiction and located in the City of New York, Borough of Manhattan, in accordance with the applicable procedure therefor.

5.17. The Company agrees to indemnify and hold harmless the Escrow Agent and its partners, employees, agents and representatives from any and all claims, liabilities, costs or expenses in any way arising from or relating to the duties or performance of the Escrow Agent hereunder other than any such claim, liability, cost or expense to the extent the same shall have been determined by final, unappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, fraud or willful misconduct of the Escrow Agent.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

VICTORY DIVIDE MINING COMPANY

By:	/s/ Shulin Liu
Name: Shulin Liu
Title: Chief Executive Officer

VISION OPPORTUNITY MASTER FUND, LTD.

By:	/s/Adam Benowitz
Name: Adam Benowitz
Title: Director

ESCROW AGENT:

LOEB & LOEB LLP

By:	/s/Loeb & Loeb LLP
Name:
Title:

Exhibit A to
Escrow Agreement

RELEASE NOTICE

Pursuant to the Escrow Agreement, dated as of _________________, 2007 (the “Escrow Agreement”), by and among Victory Divide Mining Company (the “Company”), Vision Opportunity Master Fund, Ltd. (“Vision”) and Loeb & Loeb LLP (the “Escrow Agent”), Kuhns hereby instructs the Escrow Agent to release Escrow Funds in accordance with the following instructions:

Recipient of Escrow Funds	Amount of Escrow Funds to be Disbursed	Date of Disbursement	Transfer Instructions

Capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the Escrow Agreement.

VICTORY DIVIDE MINING COMPANY

By:
Name:
Title:

VISION OPPORTUNITY MASTER FUND, LTD.

By:
Name:
Title:

Date: